Points International Ltd. Announces First Quarter 2007 Conference Call

TORONTO, May 1, 2007 – Points International Ltd. (TSX: PTS; OTC BB: PTSEF; "Points" or "the Company"), owner and operator of the world's leading reward-management portal, Points.com, announced today that it will report financial results for the three months ended March 31, 2007, after the market closes on Thursday, May 10, 2007.

The Company also announced that Rob MacLean, Chief Executive Officer, and Anthony Lam, Chief Financial Officer, will host a conference call to discuss the results on the same day at 4:30 p.m. Eastern Time.

To participate in the conference call, investors from the US and Canada should dial (800) 458-9009 ten minutes prior to the scheduled start time. International callers should dial (719) 457-2623. If you are unable to participate in the live call, a replay will be available through May 24, 2007. To access the replay, dial (888) 203-1112 (passcode: 9188714). International callers should dial (719) 457-0820 and use the same passcode.

About Points International Ltd.

Points International Ltd. is owner and operator of Points.com, the world's leading reward-program management portal. At Points.com consumers can Swap, Earn, Buy, Gift, Share and Redeem miles and points from more than 25 of the world's leading reward programs. Participating programs include American Airlines AAdvantage® program, American Express® Membership Rewards®, Aeroplan®, AsiaMiles(TM), Cendant TripRewards®, Delta SkyMiles®, Gold Points Reward Network, InterContinental Hotels Group's Priority Club® Rewards, and S&H greenpoints. Redemption partners include Amazon.com® and Starbucks.

Website: http://www.points.com

For more information contact:

Points International:
 Anthony Lam, Points International Ltd., (416) 596-6382, anthony.lam@points.com, Corporate website: www.points.com/corporate

For investor relations:

Allyson Pooley, Integrated Corporate Relations, (310) 954-1100, allyson.pooley@icrinc.com